Exhibit 10.1

EMPLOYMENT AGREEMENT
AND
 A NOTICE UNDER THE NOTICE TO EMPLOYEE LAW
(TERMS OF EMPLOYMENT), 5762 – 2002

Duly executed on the 2nd day of August 2015

BY AND BETWEEN

On Track Innovations Ltd.
Z.H.R. Industrial Zone, Rosh Pina 12000
Israel
(The “Company”)

AND

Shlomi Cohen I.D. 058905365
10b Lamerchav St., Ramat Hasharon 4721633
 (The “Employee”)

WHEREAS	the Company wishes to employ Employee according to the terms and conditions set herein; and

WHEREAS	Employee represents that he has the required experience and qualifications necessary for the position and agrees to be employed by the Company according to the said terms and conditions.

Now therefore, in considerations of the mutual promises and agreements, the parties hereto agree, declare and stipulate as follows:

General

1.	The preamble and any appendix attached hereto shall constitute an integral part hereof.

2.
The Company hereby hires Employee as the Chief Executive Officer of the Company effective August 11, 2015 and Employee accepts such employment upon the following terms and conditions. Employee's responsibilities are as set forth in Appendix A.

3.	Term and Termination

3.1.
The term of this Agreement shall commence as of August 2, 2015, provided that this Agreement is approved by the requisite corporate organs of the Company, including the Company’s shareholder meeting. This Agreement is for an unlimited duration. Notwithstanding the above, each party to this Agreement may terminate it without cause upon serving the other party a written notice of 6 months, prior to termination (the “Term”, “Notice” respectively). During the period after Notice is given, Employee shall continue to perform all of his obligations pursuant to the terms of this Agreement. Notwithstanding the aforesaid, by notifying Employee concurrently with or at any time after a termination Notice is delivered by either party hereto, Company shall be entitled to waive Employee’s services with Company during the Notice period or any part thereof and/or terminate the employer-employee relationship prior to the completion of the Notice period; In such event Company shall pay Employee that sum equal to the compensatory payment as required by, and in accordance with, the Prior Advanced Notice for Dismissal and Resignation Law of 2001.

3.2.
It is hereby agreed that in case that Employee resigns, the Company shall be entitled, at its sole discretion, without any need to provide any explanation whatsoever, to shorten the notice period to the statutory period in accordance with the Prior Advanced Notice for Dismissal and Resignation Law of 2001. Under such circumstances, Employee would not have any claim, request or demand in connection with shortening of the notice Period and Employee will not be entitled to any compensation in respect of such shortening, provided that Employee shall be entitled to the same rights as if the notice period has not been shortened.

3.3.
Upon termination of this Agreement, for whatever reason, by the end of employee-employer relationships, Employee shall immediately return to the Company all the information, documents, office equipment, and other supplies which Employee received during his employment in the Company. Employee hereby waives any rights to withhold or retain any of the items above, whether Employee had the right under law or contract or otherwise. During the period following the Notice was given, Employee shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume Employee’s responsibilities.

3.4.
Notwithstanding the above, the Company shall be entitled to immediately terminate this Agreement without providing a prior notice and with no additional compensation in the following events: (i) Employee has committed a dishonorable criminal offense; (ii) Employee has breached his duties of trust or loyalty to Company; (iii) Employee has deliberately caused harm to Company’s business affairs; (iv) Employee has breached the confidentiality and/or non-competition and/or non-solicitation provisions of this Agreement; and/or (v) circumstances that do not entitle Employee to severance payments under any applicable law and/or under any judicial decision of a competent tribunal (“Termination For Cause”).

4.	Employee’s representations and undertakings

4.1.
Employee represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) will not constitute a default or breach of any agreement or instrument to which he is party or by which he is bound, including without limitation, any confidentially and non-competition agreement, (ii) does not require the consent of any person or entity, (iii) shall not utilize during the Term any proprietary information of any third party, including prior employers of Employee.

4.2.	Employee undertakes to comply with the Company's disciplinary regulations, work rules, policies, procedures and objectives, including without limitations, the Company’s Insider Trading Policy.

4.3.
During the Term, Employee shall, except during customary vacation periods and periods of illness, devote all necessary time and attention to the business of the Company and shall perform his duties diligently and promptly for the benefit of the Company. Employee shall devote all his attention to promoting the best interests of the Company and shall not take any engagement, where compensatory or not, without the Company’s prior written approval. Employee shall competently perform all assigned duties and carry out the policies, directives, and decisions of the Company.

4.4.
While performing services for the Company, Employee shall not engage in any activities that may interfere or conflict with the proper discharge of his duties hereunder. Employee shall notify the Company immediately of every matter or transaction in which Employee has a significant personal interest and\or that might create a conflict of interest with Employee’s position in the Company.

4.5.
Employee acknowledges the his position is one requiring a special degree of personal confidence, as defined under the Working Hours and Rest Law, 5711-1951, thus the provisions of such law shall not apply to Employee and he shall not be entitled to claim or receive any payments or increments whatsoever for working overtime or on Sabbaths and festivals, and the monthly salary payable to him also includes full compensation for working overtime and on Sabbaths and festivals.

4.6.
Employee represents that he has reviewed the salary conditions described herein and the terms and conditions of employment to which he is entitled under this Agreement, and has found the same to constitute proper remuneration for his work.

4.7.
Employee shall be employed by the Company at its offices in such places as shall be determined by the Company. Employees hereby acknowledges that his employment may further require extensive travels outside of Israel and that he will not be entitled to additional compensation with respect thereto.

4.8.
Employee shall be entitled to be reimbursed for his reasonable business expenses in Israel and abroad, as the case may be, in accordance with the Company’s then current policies, against submission of corresponding invoices or any other proper documentation as shall be reasonably required to evidence for all such expenses.

4.9.
Employee undertakes not to communicate or discuss any of Employer matters in any way, form or manner with any media body, person or entity, including social media, unless otherwise required in the framework of Employee's position and responsibilities in the Company. Employee understands the importance of confidentiality regarding anything relating to the Employer and the special sensitivity resulting from the fact that the Employer is a public company and a domestic issuer in the United States.

5.	Compensation

5.1.	Employee shall be entitled to compensation and other benefits and conditions as detailed in Appendix A attached hereto.

5.2.
The amount of the Monthly Salary payable to Employee as specified in Appendix A, and it alone, shall be the basis for the provisions and deductions in respect of the social benefits specified in this Agreement; and all the bonuses, contributions to expenses and other benefits granted to Employee or which shall be given to him (if at all) pursuant to this Agreement or in connection with his employment by the Company do not constitute a component of his Monthly Salary and shall not be taken into account in respect of the provisions or other benefits whatsoever granted to Employee pursuant to this Agreement which are computed on the basis of his Monthly Salary.

5.3.
The payments and benefits of whatsoever description granted to Employee pursuant to this Agreement are subject to the deduction of income tax and other compulsory deductions which the Company has to deduct according to any law, and nothing stated in this Agreement shall be interpreted as imposing upon the Company the burden of paying tax or any other compulsory payment for which the Employee is liable, other than the value of the benefit of placing the car at the Employee's disposal, providing the Employee with meals, USE OF Company’s phone which shall be grossed up by the Company as provided in this Agreement.

6.	Confidentiality and Non-Compete Undertaking, Insider Trading Policy and Foreign Corruption Practice Act Policy

Employee undertakes, in addition to any other commitment he may take upon himself, and without derogating from any such undertaking, to confirm and fulfill all the undertakings set in (i) the secrecy, non-competition and proprietary information undertaking attached hereto as Appendix B; (ii) Insider Trading Policy attached hereto as Appendix C; and (iii) Foreign Corruption Practice Act Policy attached hereto as Appendix D.

7.	Media Equipment

The Company will provide Employee with a cellular phone, a computer, an e-mail or any other property of the Company for communication needs during the Employee's work (the "Media Equipment"). Employee undertakes to use the Company’s Media Equipment and facilities only for the purpose of his employment and in accordance to any rule or regulation. Employee further undertakes not to use any other Media Equipment for the Company’s business. Employee acknowledges that all of the Media Equipment is the property of the Company and agrees that the Company is entitled to conduct inspections within the Company’s offices and on the Company’s Media Equipment with respect to Company’s related matter, including inspections of company e-mail transmissions and inspections of their content at the Company's discretion, to the extent permitted under Israeli law. For the avoidance of any doubt, it is hereby clarified that all such examination findings shall be the Company’s sole property. By Signing this Agreement, Employee grants the Company an irrevocable right to conduct inspections as aforesaid, including unannounced inspections.

8.	Miscellaneous

8.1.
Company shall withhold, or charge Employee with all taxes and other compulsory payments as required under applicable law with respect to all payments, benefits and/or other compensation paid to Employee in connection with his employment with Company.

8.2.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

8.3.
This Agreement shall survive an accidental invalidity of one or more of its sections. Company’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

8.4.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. All disputes arising from this Agreement shall be exclusively referred to the competent courts of Tel Aviv-Jaffa district, Israel.

8.5.
This Agreement, including its appendices, constitutes the entire agreement between the parties concerning the subject matter hereof. Amendments to, and modifications of, this Agreement, shall be effective only upon approval thereof by both parties in writing. This Agreement and the appendixes hereto shall be deemed as a notice to the Employee in accordance with the Notice to Employees Law (Terms and Conditions of Employment), 5762-2002.

8.6.
All notices, requests and other communications to any party hereunder shall be given or made in writing and electronically transmitted, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Agreement or to such other address (or facsimile number or an e-mail address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile or e- mail, when such facsimile or electronic mail is transmitted to the facsimile number or electronic mail address specified herein and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified herein.

8.7.	The above and the said in the appendixes shall be without prejudice to any right conferred to the Employee by any law, extension order or collective agreement.

In witness whereof the parties hereunder set their hands

/s/ Shlomi Cohen	/s/ On Track Innovations Ltd.
Employee	On Track Innovations Ltd.

APPENDIX A

1.
The Employee will be responsible for the day to day and management of the Company and the operations thereof and all other actions as required under applicable law, and will supervise the activities of the Company’s subsidiaries (and may be required to act as the chief executive and/or director of the Company’s subsidiaries, if so requested by the Board of Directors of the Company, for no additional compensation).

2.
Subject to the approval of the general meeting, the Employee shall be entitled to a gross monthly salary of NIS 90,000 (the “Monthly Salary”), 10% of which will be considered as a consideration for Employee’s non-compete undertakings. The Monthly Salary shall be paid no later than the ninth day after the end of any calendar month.  The Company may increase the Monthly Salary subject to the approvals required under applicable law. Salary evaluation will be conduct on an annual basis.

3.	Vacation

a.	The Employee shall be entitled to 24 vacation days (the “Vacation Days”), with respect to each twelve (12) months period of continuous employment with the Company.

b.
The annual leave days to which the Employee is entitled are accruable, provided always that the Employee shall not be entitled to accrue in any working year seven of the annual leave days to which he is entitled and in total the Employee shall not be entitled to accrue more than 100 days for the purposes of redemption and 30 days for the purposes of taking actual leave. Employee shall not be entitled to redeem any outstanding leave days remaining at his disposal during the term of his employment, and such, if any, shall be redeemable only upon the Employee‘s termination of employment.

4.	Pension

a.	The Employee shall be entitled to an insurance pension (the “Pension Fund”) as of the commencement date of the Employee's employment with the Company.

Without derogating from the aforesaid, the Employee will be entitled to continue with his own and current insurance pension fund, whereas the Employee shall be (i) the owner of the funds in such fund up to the commencement date of Company’s and Employee’s contributions under this Agreement and (ii) the beneficiary of those funds deposited immediately following the said date.

b.
The Pension shall be in accordance with the Employee's choice, by written notice to be delivered to the Company no later than 60 days after the commencement of the Employee's employment with the Company.

c.
It is hereby agreed that the Company shall allot every month to the Pension Fund 6% of the Monthly Salary and 8.33% on behalf of redundancy payment. Furthermore, the Company shall insure the Employee in a Work Disability Insurance at the rate required to insure 75% of the Total Salary and not more than 2.5% of the Monthly Salary.

d.
The Company shall deduct 5.5% as set forth in the Extension Order for Comprehensive Pension Insurance dated December 30, 2007 of the Total Salary for his part of the Pension Fund. The Employee hereby grants his consent to such monthly deduction.

e.
All payments to the Pension scheme will be made in compliance with Section 14 of the Severance Compensation Law, 1963 (“Section 14’), and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as Appendix E, and the terms of Section 14 and said general approval will apply to the relationship hereunder. Therefore, the ownership of the Pension scheme will be transferred to the Employee following termination of employment and the Company will not be entitled to retrieve any of the funds it transferred to the Pension scheme, other than in accordance with Section 14 and said general approval, and the transfer of the Pension scheme to the ownership of the Employee will be the full and only compensation to be paid by the Company to the Employee in such circumstances in respect of severance pay.

5.
Study Fund. The Company and the Employee will maintain an advanced study fund (Keren Hishtalmut). The Company will contribute to such fund an amount equal to 7.5% of the Monthly Salary, and will deduct from the Monthly Salary and transfer to such fund an amount equal to 2.5% of the Monthly Salary, but in each case only up to the maximum amount exempted from tax payment under applicable law. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Monthly Salary for purposes of any deduction therefrom or calculations of severance pay.

6.	The Employee shall be entitled to recreation pay (Dmei havra’a) according to the Israeli regulations as in effect from time to time with respect to such pay.

7.	The Employee shall be entitled to such number of days of sick leave according to the Sick Pay Law - 1976.

8.	Car and Additional Expenses

a.
During the Term, Company shall place at Employee's exclusive disposal a car for his use at a level 6 (up to a car’s value of NIS 190,000) and shall provide him with lunch meals at Company's premises. All the expenses in connection with the maintenance and use of the said car shall be borne and paid by Company, excluding fines. Employee hereby undertakes to use the car that shall be placed at his disposal as aforesaid reasonably and properly qua an owner who cares for his property, and in the absence of another arrangement in writing between him and Company he undertakes to return the said car to Company immediately upon the termination of the period of the Notice. For avoidance of doubt, Company shall gross up the value of the benefit or any other cost will be related with the car benefit to Employee in placing the car at his disposal and providing him with meals as aforesaid in the amount of the tax applicable to him is respect of the said benefits.

b.
Company shall reimburse Employee for all out-of-pocket business expenses, reasonably and necessarily incurred in connection with, or related to, the performance of his duties under this Agreement, subject to and in accordance with Company’s then current expense reimbursement policy, if any. To the extent Company has not adopted an expense reimbursement policy, reimbursement of expenses in accordance with the provisions of this Section shall be made within ten (10) days from the beginning of each month, for the preceding month, against submission by the employee of receipts or other appropriate supporting documentation, but expenses exceeding NIS 10,000 per item or in total shall be subject to prior approval by the Board. The Board may reasonably request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement or part of it. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense was incurred. Except as stated in this Section or unless otherwise agreed to between Company and Employee in writing, with respect to the performance of specific duties, Company shall have no liability to reimburse Employee for any expenses incurred by Employee in connection with his employment by Company. A reimbursement (or right thereto) may not be exchanged or liquidated for any other benefit or payment.

9.
Cellular phone. The Company shall bear costs and expenses relating to cellular phone use. The value of the benefit to Employee with regard to such cellular phone shall not be deemed as an integral part of the Monthly Salary for any intent and purpose (including without limitation for the purpose of the Employee's entitlement to severance pay and payments towards the pension policy).

10.
Sign In Option Grant. Company hereby grants Employee 200,000 options to purchase 200,000 Ordinary Shares of the Company, par value NIS0.10 per share. Each option shall be exercisable upon payment of the exercise price which will be equal to the average closing price of the share of Company during the trading days over the 30 calendar days prior to the date when this Agreement is approved by the Shareholders. The options will be subject to 3 year vesting period starting August 1, 2015, so that 66,334 options shall be vested on July 31, 2016, 66,333 options shall be vested on July 31, 2017 and additional 66,333 options shall be vested on July 31, 2018, all subject to the terms and provisions of the Company’s 2001 Share Option Plan, as extended and attached hereto as Appendix F. All other maters not specified herein with respect to the said options will be governed by the Company’s ESOP and the Insider Trading Policy.

11.	Annual Stock Option Awards

In addition to the options specified in Section 10 and without derogating thereof, during each calendar year staring and also for 2015 (and without taking into account the options issued pursuant to Section 10 above) Employee may be awarded share options annually to promote retention and to incentivize the Employee to positively impact shareholder value over a time horizon greater than one year. The total number of options that may be issued to Employee in any calendar year may not exceed 100,000 options to purchase 100,000 Ordinary Shares of the Company, par value NIS 0.10 per share. The issuance of share option awards will be subject to the discretion and approval of both the Compensation Committee and the Board of Directors.

All options granted to the Employee shall be subject to the provision of the Company’s then applicable share option plan.

12.
Annual Bonus Plan. The maximum annual bonus that can be achieved by Employee is equals to 12 time the Monthly Salary. All terms and conditions of the annual bonus are as set forth in the Company’s compensation policy in effect.

13.
Relocation Expenses. Employee shall be entitled to a one-time payment of NIS 95,000 for relocation expenses and temporary housing expenses in connection with relocating his place of living to Rosh Pina. This payment shall be paid to Employee together with Employee’s first month’s salary. This amount shall be grossed up by the Company in the amount of the tax applicable to this payment. If Employee does not relocate to Rosh Pina within 60 days from the date in which Employee’s employment with the Company commences, or if Employee terminates his employment with the Company during the first 12-month period of the Agreement, he will return the said relocation payments back to the Company immediately.

APPENDIX B

Secrecy, Non-Competition and Proprietary Information Undertaking

I, the undersigned, Shlomi Cohen (ID No. 058905365 in consideration for value received, hereby declare and undertake towards On Track Innovations Ltd. and any of its parent/controlling corporation, subsidiaries and/or affiliated entities (collectively, the “Company”) as follows:

1.	In this Undertaking, the following terms shall have the following meaning:

1.1.
“Confidential Information” means any and all information relating to Company’s proprietary technology or business including, without limitation, information, data, know-how, formulas, concepts, tests, drawings, specifications, applications, designs and trade secrets, patents, know-how, technology data and all other information, design methodology, engineering and manufacturing processes and data and information related to Company’s products or their development, equipment, suppliers, sales, customers, potential customers, business operations and plans, financial situation, members, employees and investors.

1.2.
“Confidential Documents” means any documents containing Confidential Information, including without limitation: (i) any documents, notes, memoranda, summaries, analyses, paper works, sketches, designs, charts, specifications, prints, compilations, or any other writings relating to Confidential Information, and any other materials embodied in drawings, floppy discs, tapes, CD ROM, hard drives, software or in any other possible way containing or relating to Confidential Information or any part thereof, whether or not prepared by Company or on its behalf, (ii) all documents received, used, or that shall be received or used, by me in relation with my employment with Company, and/or (iii) the contents of such Confidential Documents as stored in my memory.

1.3	“Competing Goods” means any goods sold in competition with the Prescribed Goods;

1.4	“Competing Services” means any services rendered in competition with the Prescribed Services;

1.5	“Prescribed Areas” means Israel or in any other part of the world in which Company conducts its business;

1.6
“Prescribed Customers” means any person who is or was a customer of Company at the termination date; or who is or was a customer of Company at the termination date or who was a potential customer with which I had been engaged in negotiations with a view to doing business on behalf of Company within the period of 6 (six) months preceding the termination date;

1.7	“Prescribed Goods” means any products sold by Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of Company;

1.8	“Prescribed Services” means any services rendered by Company in the ordinary course of business as at the termination date or which is then included in any strategic plan of Company;

1.9
“Prescribed Suppliers” means any person who is or was a supplier of Prescribed Goods and/or Prescribed Services to Company at the termination date; or is or was a supplier of Prescribed Goods and/or Prescribed Services to Company at the termination date with which I had been engaged in negotiations with a view to doing business on behalf of Company within the period of 6 (six) months preceding the termination date;

1.10	“Restraint Period” means a period of 12 (twelve) months calculated from the termination date;

1.11	“Termination Date” means the date upon which my employment with the Company ceases or is terminated for any reason whatsoever;

2.
I am fully aware that Confidential Information and Confidential Documents are the  exclusive property of Company, and that they were made or shall be made available to me and for my use solely for the purpose of my work as an employee of Company.

3.	I undertake towards Company as follows:

3.1.	To maintain as fully confidential all Confidential Information and Confidential Documents;

3.2.
Not to disclose or divulge to any third party, or allow any third party access to any of Confidential Information or Confidential Documents, or use any of thereof, whether directly or indirectly, save exclusively for the purposes of my work as an employee of Company.

3.3.
Not to misuse any of Confidential Information or Confidential Documents, or any part thereof, in a manner other than the usual use of Confidential Information and Confidential Documents and for a purpose other than the purpose for which Confidential Information and Confidential Documents were divulged to me.

3.4.	Not to make public or divulge in any way Confidential Information and Confidential Documents or any part thereof.

3.5.
Not to duplicate, copy, scan, or create in any other way copies of Confidential Documents or any part thereof, except for the purpose for which the Confidential Information and Confidential Documents were divulged to me.

3.6.
Upon demand of Company, at any time whatsoever, to return to Company the Confidential Information and Confidential Documents or any part thereof or copies thereof in any form whatsoever, and to, if so required, confirm in writing to Company that all Confidential Information and Confidential Documents or any copies thereof in any form whatsoever which had been in my possession have been returned to Company, and that I did not retain any copies of it, including copies made by electronic forms.

3.7.
Not to remove from Company’s premises or take for my use any of Confidential Information and Confidential Documents without Company’s prior written approval, unless if such removal is made strictly for the purposes of performing my undertakings towards Company.

4.	I agree and accept that:

4.1.
Company reserves all rights in any inventions, patents, copyrights, designs, and any other intellectual property invented or devised by it in relation to Confidential Information and Confidential Documents.

4.2.
Any invention including any patent or patent application and any copyrights or any other intellectual property invented or created by me during my employment with Company or as a result of my employment with Company (the “IP”), shall be the exclusive property of Company, and I do not have and shall not have any demand or claim against Company relating to the IP and no monetary rights therein. This Section will be considered for any purpose as "Contract" according to the meaning of this term in Section 134 of the Patents law. In other words, I hereby agree that I will not be entitled for any compensation for IP, and that I will not address in this matter to The Payment and Compensation Commission ("Hava'ada Leinianey pitzuim vetamlugim") by virtue of the Patents law. Despite of the above, it is hereby agreed that if Company will be forced, by any entity or authority, to pay me or whoever in my place, any compensation due to the rights stipulated above, this payment will be considered as my debt to Company, hence Company shall be entitled to offset and deduct this payment from any other sum that I am entitled to from Company according to this Undertaking (or according to other binding agreement between me and Company), including from the sum that I will be entitled to receive from Company as mentioned above.

4.3.
I undertake to sign any document and to do any other act required in order to assign and register the said rights in the name of Company, or to prove Company’s rights, if and to the extent that this is required in the opinion of Company and/or Company’s legal counsels.

4.4.
I shall not challenge Company's intellectual property rights in any way, including without limitation, by filing to any court, patent or other authority, a claim, opposition or request for cancellation against such rights.

5.
The restrictions of use and disclosure set forth in this undertaking shall not apply to any Confidential Information and Confidential Documents which after they were disclosed became, available to the general public, through no breach of a confidentiality undertaking towards Company.

6.
It is recorded that in the course of my duties I (i) have acquired and/or will acquire considerable know-how in and will learn of Company's techniques relating to the business; (ii) will have access to names of customers with whom Company does business, whether embodied in written form or otherwise; (iii) will have the opportunity of forging personal links with customers of Company; and (iv) generally will have the opportunity of learning and acquiring the trade secrets, business connections and other Confidential Information appertaining to Company's business.

I acknowledged that the only effective and reasonable manner in which Company's rights in respect of its business secrets and customer connections can be protected is the restraint I am imposing upon myself as set forth hereunder. Therefore, in consideration of the non-competition payment, as set in my employment agreement, I hereby undertake that during the term of my employment with Company and for the duration of the Restraint Period, whether as proprietor, partner, director, shareholder, member, employee, consultant, contractor, financier, agent, representative, assistant, trustee or beneficiary of a trust or otherwise and whether for reward or not, directly or indirectly, I shall not -

6.1
Carry on or be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern which carries on, in the Prescribed Areas any business which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services or Competing Services or in the course of which Prescribed Goods or Competing Goods are sold and/ or Prescribed Services or Competing Services are rendered; provided that I shall not be deemed to have breached my undertaking by reason of my – (i) holding shares in Company; or (ii) holding shares in any company the shares of which do not in aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company and which are listed on a recognised stock exchange if the shares owned by me or by my relatives (as defined in the Israeli Companies Act 1999) which do not in the aggregate constitute more than 5% (five per cent) of any class of the issued share capital of such company.

  6.2

6.2.1
Not to solicit, on my own account or for any other person, the services of, or endeavor to entice away from Company any director, employee, consultant or a subcontractor of, or any other person related to Company, who during the period of 12 months prior to such termination occupied a senior or managerial position in relation to Company, and/or who was likely (in the opinion of Company) to be: (i) in possession of Confidential Information; or (ii) able to influence the customers’ connections of Company (whether or not such person would commit any breach of his contract of employment or engagement with Company).

6.2.2
Furnish any information or advice (whether oral or written) to any prescribed customer that I intend to or will, directly or indirectly, be interested or engaged in or concerned with or employed by any company, close corporation, firm, undertaking or concern carried on in any of the Prescribed Areas which sells Prescribed Goods and/or Competing Goods or renders Prescribed Services and/or Competing Services or in the course of which Prescribed Goods and/or Competing Goods are sold and/or Prescribed Services or Competing Services are rendered during the Restraint Period; or

6.2.3
Furnish any information or advice (whether oral or written) to any Prescribed Customer or use any other means or take any other action which is directly or indirectly designed, or in the ordinary course of events calculated, to result in any such Prescribed Customer terminating his association with Company and/or transferring his business to or purchasing any Prescribed Goods or Competing Goods or accepting the rendering of any Prescribed Services or Competing Services from any person other than the Company, or attempt to do so.

6.3
Solicit orders from Prescribed Customers for the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or any Competing Services; or canvass business in respect of the Prescribed Goods and/or any Competing Goods and/or the Prescribed Services and/or Competing Services from Prescribed Customers; or sell or otherwise supply any Prescribed Goods and/or Competing Goods to any Prescribed Customer; or render any Prescribed Services and/or Competing Services to any Prescribed Customer; or purchase any Prescribed Goods and/or Competing Goods from any Prescribed Supplier or accept the rendering of any Prescribed Services and/or Competing Services from it; or solicit appointment as a distributor, licensee, agent or representative of any Prescribed Supplier in respect of Prescribed Goods and/or Prescribed Services, including on behalf of or for the benefit of a Prescribed Supplier.

6.4
Each of the undertakings set out in this Section 6 (including those appearing in a single sub-section) is severable inter alia as to (i) the nature of interest, act or activity; (ii) the categories of persons falling within the definition of Prescribed Customers; (iii) the categories of goods falling within the definition of the Prescribed Goods and Competing Goods; (iv) the categories of services falling within the definition of the Prescribed Services and Competing Services; and (v) the categories of persons falling within the definition of Prescribed Supplier.

7.
It is agreed and recorded that, without prejudice to any right or remedy which is available to Company under any law or agreement, the unauthorized disclosure or use of any Confidential Information and Confidential Documents or a breach of my undertakings pursuant to Section 6 above, will cause immediate or irreparable injury to the Company and that the Company cannot be adequately compensated for such injury in monetary damages, then, in order to safeguard the Company from any possible breach of confidentiality, I consent in advance that Company will be permitted to obtain, from any court or tribunal, any temporary or permanent injunctive relief necessary to prevent such unauthorized disclosure or use, or threat of unauthorized disclosure or use.

8.
This Undertaking shall form an integral part of my employment agreement with the Company and a breach of any of my obligations hereunder, shall also constitute a material breach of such employment agreement.

9.
This Undertaking shall be interpreted and construed in accordance with the laws of the State of Israel and the competent courts in Tel-Aviv-Jaffa shall have exclusive jurisdiction for all matters pertaining or relating thereto.

10.
If any condition, term or covenant of this Undertaking shall at any time be held to be void, invalid or unenforceable, such condition, covenant or term shall be construed as severable and such holding shall attach only to such condition, covenant or term and shall not in any way affect or render void, invalid or unenforceable any other condition, covenant or term of this Undertaking, and this Undertaking shall be carried out as if such void, invalid or unenforceable term were not embodied herein.

11.
Unless specifically limited herein, my undertakings hereunder shall be valid: (i) during the term of my employment with the Company, and unless the Company waived such right in writing, following termination of my employment with the Company (and will survive such termination or expiration) without time limitation; (ii) in Israel or outside Israel, and - (iii) whether such undertakings may or may not be registered under any register prescribed by law.

Date: July 31, 2015	/s/ Shlomi Cohen
(signature)

Name: Shlomi Cohen